Exhibit 10.10

NOTICE OF AMENDMENT

Effective as of May 2, 2017

to the

INDEPENDENCE REALTY TRUST, INC.
LONG TERM INCENTIVE PLAN

The Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”) provides for a variety of compensatory awards to executives of Independence Realty Trust, Inc. (the “Company”).  You are receiving this notice because you have been granted an Award under the Plan that provides for payment in whole or in part through shares of Company stock.

Under the terms of the Plan, when an Award becomes taxable to you, the Company may withhold a portion of the Company stock otherwise payable to you in order to pay Federal, state, local and payroll taxes owed by you in connection with the Award compensation.  The fair market value of the withheld Company stock is remitted to the appropriate taxing entity on your behalf and the balance is paid to you.  Prior to the amendment, the Plan provided that the Company would withhold the number of shares with an aggregate fair market value equal to the minimum estimated tax oblation.

The Plan has been amended to require that the Company withhold the number of shares with an aggregate fair market value equal to the maximum estimated tax obligation. The withheld amount is still remitted to the appropriate taxing entity on your behalf and you are still paid the balance of your Award.  This change in withholding does not impact or otherwise diminish the pre-tax or after-tax value of your Award, nor does it change your overall all tax obligation.  Rather, the change will simply result in greater withholding that will reduce your tax payment obligation (or increase your refund) when you file your tax returns.

This change will be effective for withholding obligations under all Awards effective as of the date set forth above.